Exhibit 8.1

List of Subsidiaries

ZenaTech, Inc, originally incorporated as ZenaPay, Inc. is a British of Columbia, Canada, company, which has twenty-five wholly owned subsidiaries.

The following are the subsidiaries of ZenaTech, Inc:

1.ZenaTech, Inc., a Wyoming corporation,

2.PacePlus Inc, a Wyoming corporation,

3.SystemView Inc., a Wyoming corporation,

4.ZigVoice, Inc., a Wyoming corporation,

5.ZenaDrone, Inc., a Wyoming corporation,

6.ZenaDrone Limited, an Ireland LLC,

7.ZenaDrone Manufacturing, Inc., an Arizona corporation,

8.ZenaDrone, Inc., an Arizona foreign corporation,

9.Othership, Ltd, a United Kingdom limited liability corporation,

10.WorkAware, Inc., a Wyoming corporation,

11.TillerStack, GmbH, a German corporation,

12.TillerStack, Inc., a Wyoming corporation,

13.Ecker Capital, Inc., a Wyoming corporation,

14.Drone as a Service, Inc., a Wyoming corporation,

15.PsPortals, Inc., a Delaware corporation,

16.Interactive Systems, Inc., a Massachusetts corporation,

17.interlinkONE, Inc., a Massachusetts corporation,

18.ESM Software, Inc., an Illinois corporation,

19.ZooOffice, Inc., an Illinois corporation,

20.DeskFlex, Inc., an Illinois corporation,

21.ZenaDrone Trading, LLC, a United Arab Emirates limited liability company,

22.ZenaDrone Manufacturing (FZE), a United Arab Emirates limited liability company,

23.KJM Land Surveying, a Florida corporation,

24.Spider Vision Sensors, Ltd., a Taiwan limited liability company,

25.Landtec Construction DBA Wallace Surveying, a Florida LLC,

26.Weddle Land Surveying, A Florida corporation.